Exhibit 10.3

CLOSING AGREEMENT

This CLOSING AGREEMENT (this “Agreement”) dated as of September 4, 2012, is by and between Walker & Dunlop, Inc., a Maryland corporation (“Parent”), CW Financial Services LLC, a Delaware limited liability company (“Seller”) and CWCapital LLC, a Massachusetts limited liability company (“CW”, and together with Parent and Seller, the “Parties”).

RECITALS:

WHEREAS, Seller owns all of the equity interests of the Company (the “Company Interests”);

WHEREAS, Parent (or its designated directly or indirectly wholly owned Affiliate, which such Affiliate for purposes of this Agreement, shall be included within the term “Parent,” as the context requires) and Seller, are parties to a purchase agreement of even date herewith (the “Purchase Agreement”), pursuant to which, at the closing thereunder (the “Closing”), Parent shall purchase and acquire from Seller, and Seller shall sell and transfer to Parent, the Company Interests for the consideration and on the terms and conditions set forth in the Purchase Agreement (the “Transaction”);

WHEREAS, at the Closing, Seller will be entitled to receive a number of shares of Parent Common Stock constituting the Stock Consideration (the “Acquired Shares”);

WHEREAS, each of the Parties hereby acknowledges and agrees that it will derive substantial benefit from the consummation of the Transaction, and, accordingly, such Parties desire to establish in this Agreement certain terms and conditions concerning the relationship of Seller and Parent; and

WHEREAS, as a condition and inducement to Parent entering into and incurring its obligations under the Purchase Agreement, Parent requires that Seller enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1                                    Definitions.  Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Purchase Agreement.  In addition, the following terms shall have the corresponding meanings for purposes of this Agreement:

“Acquired Shares” has the meaning set forth in the Recitals.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.  As used in this definition, the term “control” means the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.  For the avoidance of doubt, the term “Affiliate” with respect to the Seller shall include Fortress Investment Group, LLC and its Affiliates.

 “Agreement” has the meaning set forth in the Preamble.

“Causes of Action” has the meaning set forth in Section 4.2.

“Company” means CWCapital LLC, a Massachusetts limited liability company.

“Competing Services” means lending money through loans secured by commercial real estate as an authorized or licensed Fannie Mae DUS, Freddie Mac Program Plus or MAP- or LEAN-approved FHA lender under the programs established by such Agencies.  For the avoidance of doubt, Competing Services excludes correspondent lending, brokering loans and providing any other services to a lender that provides Competing Services.

“Confidential Information” means, with respect to any Party, all information regarding such Party and its Affiliates, including any business plans, financial information, operational information, personnel records, customer lists, and customer contracts and projections; provided, however, that “Confidential Information” shall not include information (i) which is or becomes generally available to the public other than as a result of the breach of this Agreement by the receiving Party, (ii) is or becomes available to the receiving Party or its Affiliates on a non-confidential basis from a source other than the disclosing Party or its Affiliates, provided that the receiving Party did not know that the source of such information was bound by a confidentiality agreement or other confidentiality obligation with respect to such information or (iii) that is independently developed by the receiving Party or its Affiliates without use of reference to the Confidential Information of the other Party.

“Contract” means any contract, commitment, purchase order, mortgage, instrument, indenture, sales order, license, lease or other agreement or arrangement, whether written or oral, in any case, that is legally binding.

“Effective Date” has the meaning set forth in Section 2.1.

“Parent” has the meaning set forth in the Preamble.

“Purchase Agreement” has the meaning set forth in the Recitals.

“Qualified Director” means a director who qualifies as an independent director of Parent under (i) the bylaws of Parent and any applicable corporate governance policies or guidelines of Parent then in effect and (ii) (A) applicable rules of the New York Stock Exchange, as such rules may be amended or supplemented from time to time or (B) if the

Parent Common Stock is listed on a securities exchange or quotation system other than the New York Stock Exchange, any comparable rule or regulation of the primary securities exchange or quotation system on which the Parent Common Stock is listed or quoted, in each case as determined by the Board of Directors.  Notwithstanding the foregoing, no Affiliate of Seller or any member of a “group” (as defined in Section 13(d)(3) of the Exchange Act) with Seller shall be deemed a “Qualified Director”.

“Released Parties” has the meaning set forth in Section 4.2.

“Releasing Parties” has the meaning set forth in Section 4.2.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“Seller” has the meaning set forth in the Preamble.

“Term” means the period beginning on the Effective Date and ending on the second anniversary of the Effective Date.

“Territory” means anywhere in North America.

“Transaction” has the meaning set forth in the Recitals.

“Transfer” means, with respect to any security, directly or indirectly, (i) selling, assigning, transferring, hypothecating, pledging, encumbering, permitting the creation of a Lien upon or otherwise disposing of (including by merger, consolidation or otherwise by operation of law) such security or (ii) granting any proxy or entering into any voting agreement, voting trust, power of attorney, consent or other agreement or arrangement with respect to the voting of such security; provided, however, any Lien granted as collateral for any third party indebtedness shall not be deemed a Transfer.

ARTICLE 2
EFFECTIVENESS OF AGREEMENT

Section 2.1                                    Effective Date.  The parties have executed and delivered this Agreement on the date hereof (the “Effective Date”).  Notwithstanding anything to the contrary contained herein, the covenants and agreements set forth in Sections 4.1(a) and 4.1(b) and shall terminate and be of no further force or effect at the end of the Term.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.1                                    Representations and Warranties of Seller.                 Seller hereby represents and warrants to Parent as follows:

(a)                                 Organization and Good Standing. Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, with all requisite power and authority required to conduct its business as presently conducted.

(b)                                 Authority.  Seller has all requisite power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder.  The execution and delivery by Seller of this Agreement and the performance by Seller of its obligations hereunder have been duly authorized by all requisite action of Seller (to the extent that Seller is not a natural person) and no other action on the part of Seller or its securityholders is necessary to authorize the execution, delivery or performance by Seller of this Agreement.

(c)                                  Valid and Binding Agreement.  This Agreement has been duly executed and delivered by Seller and, assuming that this Agreement has been duly authorized, executed and delivered by Parent, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and (ii) general principles of equity.

(d)                                 Non-Contravention.  The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations hereunder does not and will not (i) violate any provision of the Organizational Documents of Seller, (ii) conflict with or violate any Law or order of any Governmental Authority applicable to Seller or its assets or properties, (iii) require any Permit, authorization, consent, approval, exemption or other action by, notice to or filing with, any Person or Governmental Authority (other than filings by Seller with the SEC under Sections 13 and 16 of the Exchange Act), (iv) violate, conflict with, result in a material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under any Permit or Contract to which Seller is a party or by which any of its properties or assets are bound, or (v) result in the creation or imposition of any Lien on any part of the properties or assets of Seller except, in the case of (ii), (iii), (iv) or (v), as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Seller’s ability to perform its obligations hereunder.

(e)                                  Private Placement.  Seller has been advised that the Acquired Shares: (i) have not been, and will not at the Closing have been, registered under the Securities Act or any state securities laws, (ii) constitute “restricted securities” as defined in Rule 144 and (iii) therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless exemptions from such registration requirements are available.  Seller is acquiring the Acquired Shares for its own account for investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act.  Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time.

(f)                                   Accredited Investor Status.  Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 3.2                                    Representations and Warranties of Parent.  Parent hereby represents and warrants to Sellers as follows:

(a)                                 Organization and Good Standing.  Parent is duly incorporated, validly existing and in good standing under the Laws of the State of Maryland, with all requisite power and authority required to conduct its business as presently conducted.

(b)                                 Authority.  Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder.  The execution and delivery by Parent of this Agreement and the performance by Parent of its obligations hereunder have been duly authorized by all requisite corporate action of Parent and no other action on the part of Parent or its stockholders is necessary to authorize the execution, delivery or performance by Parent of this Agreement.

(c)                                  Valid and Binding Agreement.  This Agreement has been duly executed and delivered by Parent and, assuming that this Agreement has been duly authorized, executed and delivered by Seller, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and (ii) general principles of equity.

(d)                                 Non-Contravention.  The execution and delivery of this Agreement by Parent and the performance by Parent of its obligations hereunder does not and will not (i) violate any provision of the Organizational Documents of Parent, (ii) conflict with or violate any Law or order of any Governmental Authority applicable to Parent or its assets or properties, (iii) require any Permit, authorization, consent, approval, exemption or other action by, notice to or filing with any Person or Governmental Authority (other than the filing of a Current Report on Form 8-K with the SEC and as contemplated by the Purchase Agreement), (iv) violate, conflict with, result in a material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, any Permit or Contract to which Parent is a party or by which any of its properties or assets are bound or (v) result in the creation or imposition of any Lien on any part of the properties or assets of Parent except, in the case of (ii), (iii), (iv) or (v), as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s ability to perform its obligations hereunder.

ARTICLE 4

COVENANTS

Section 4.1                                    Restrictive Covenants.  The Parties hereto acknowledge and agree that each Party is relying on the covenants and agreements set forth in this section, that without such covenants the Parties would not enter into the Purchase Agreement or consummate the Transaction or the other transactions contemplated thereby, and that the covenants contained herein and in the Purchase Agreement are sufficient consideration to make the covenants and agreements set forth herein enforceable.  For purpose of this Article 4, any reference to Subsidiaries of Parent shall include the Company and its Subsidiaries and any references to Subsidiaries of Seller shall expressly exclude the Company and its Subsidiaries.

(a)                                 Non-Competition.  To more effectively protect the value of the business of Parent and its Subsidiaries, and to induce Parent to consummate the Transaction, Seller covenants and agrees that, during the Term, it will not, and will cause its Subsidiaries not to, directly or indirectly, act as a director, officer, equityholder, partner or owner of any business or business unit that is engaged in providing Competing Services within the Territory (including being engaged as a principal part of such business or business unit in providing Competing Services within the Territory); provided, however, the foregoing shall not (i) prevent Seller or any of its Subsidiaries from holding a passive investment in a publicly traded company that does not exceed a 5% ownership interest in such publicly traded company or (ii) prohibit Seller or any of its Subsidiaries from acquiring any Person or business if such Person or business derives less than 50% of its aggregate revenue directly from the performance of Competing Services or acting as a director, officer, equityholder, partner or owner of such Person or business.

(b)                                 Non-Solicitation of Employees.  Each of Parent and Seller hereby covenants and agrees that, from and until the second anniversary of the Closing Date, neither it nor any of its Subsidiaries will offer to hire or hire any person who is a Restricted Employee of the other Party or any of its Subsidiaries; provided, however, that nothing in this letter agreement shall prohibit either Party or its Subsidiaries from hiring persons whose employment with the other Party or its Subsidiaries terminated more than 6 months prior to such hiring.  “Restricted Employees” means (a) in the case of Parent, the individuals set forth on Exhibit A and (b) in the case of Seller, the individuals set forth on Exhibit B. The restrictions in this Section 4.1(b) apply to Galaxy Acquisition LLC (the sole indirect owner of Seller) and each of its direct and indirect Subsidiaries.

(c)                                  Confidentiality.  Each Party hereby covenants and agrees that, during the Term, such Party will, and will cause its Subsidiaries and representatives to, maintain the confidentiality of, and refrain from disclosing to any Person, all Confidential Information of the other Party and its Subsidiaries, except to the extent disclosure is required by Law or in response to any summons or subpoena.  In the event that such Party reasonably believes after consultation with counsel that it or its Subsidiaries is required by Law or in response to any summons or subpoena to disclose any such Confidential Information, such Party will, to the extent legally permissible, (i) provide the other Party with prompt notice before such disclosure so that such other Party may attempt to obtain, at such other

Party’s sole cost and expense, a protective order or other assurance that confidential treatment will be accorded to such Confidential Information and (ii) cooperate with the other Party, at such other Party’s sole cost and expense,  in attempting to obtain such order or assurance.

(d)                                 Non-Disparagement.  Each Party hereby covenants and agrees that, during the Term, such Party will cause the members of its senior management not to, directly or indirectly, make any statement or any other expressions (in writing, orally or otherwise) on television, radio, the internet or other media or to any third party, that are in any way disparaging of the other Party or any of its Subsidiaries, or any of their respective Affiliates, or the products and services of the foregoing.

(e)                                  Blue-Pencil.  If any court of competent jurisdiction shall at any time deem the term of any particular restrictive covenant contained in this Section 4.1 too lengthy or the geographic area covered too extensive, the other provisions of this Section 4.1 shall nevertheless stand, the Term shall be deemed to be the longest period permissible by Law under the circumstances and the geographic area covered shall be deemed to comprise the largest territory permissible by Law under the circumstances.  The court in each case shall reduce the Term and/or geographic area covered to permissible duration or size.

Section 4.2                                    Release.

(a)                                 Seller (on behalf of itself and its Subsidiaries) (the “Seller Releasing Parties”), hereby forever and unconditionally waives and releases the Company, its Subsidiaries and their respective current and former officers, directors and agents (collectively, the “Released Company Parties”), to the fullest extent permitted by Law, from all actions, causes of action, suits, debts, costs, penalties, dues, sums of money, accounts, reckonings, bonds, bills, liabilities,  controversies, variances, trespasses, damages, judgments, demands, grievances or any other claims of any kind or nature, known or unknown, existing or claimed to exist, fixed or contingent, both at law and in equity (“Causes of Action”) that such Seller Releasing Party now has, has ever had or may hereafter have against the Released Company Parties arising contemporaneously with or prior to the Effective Date but solely to the extent that such Causes of Action arose out of Seller’s ownership and conduct of the business of the Company and its Subsidiaries prior to the Effective Date; provided, however, that nothing contained herein will release any Released Company Party from (i) any Causes of Action arising under this Agreement, the Purchase Agreement or the Transaction Documents or any rights to indemnification thereunder or (ii) any Causes of Action arising under arms length Contracts existing between the Company and its Subsidiaries, on the one hand, and Seller and its Subsidiaries, on the other hand, which remains in effect after the Closing pursuant to the terms of the Purchase Agreement.

(b)                                 The Company (on behalf of the Company and its Subsidiaries) (the “Company Releasing Parties”), hereby forever and unconditionally waives and releases Seller, its Subsidiaries and their respective current and former officers, directors and agents (collectively, the “Released Seller Parties”), to the fullest extent permitted by Law, from all actions, causes of action, suits, debts, costs, penalties, dues, sums of money, accounts, reckonings, bonds, bills, liabilities,  controversies, variances, trespasses, damages, judgments, demands, grievances or any other claims of any kind or nature, known or unknown, existing or claimed to exist, fixed or contingent, both at law and in equity (“Causes of Action”) that such Company Releasing Party now has, has ever had or may hereafter have against the Released Seller Parties arising contemporaneously with or prior to the Effective Date but solely to the extent that such Causes of Action arose out of Seller’s ownership and conduct of the business of the Company and its Subsidiaries prior to the Effective Date; provided, however, that nothing contained herein will release any Released Seller Party from (i) any Causes of Action arising under this Agreement, the Purchase Agreement or the Transaction Documents or any rights to indemnification thereunder or (ii) any Causes of Action arising under arms length Contracts existing between the Company and its Subsidiaries, on the one hand, and Seller and its Subsidiaries, on the other hand, which remains in effect after the Closing pursuant to the terms of the Purchase Agreement.

Section 4.3                                    Restrictions on Transfer of Acquired Shares.  Except as required by applicable securities Laws, the Transfer of any of the Acquired Shares by Seller shall not be subject to any restrictions; provided, however, that notwithstanding the foregoing, Seller shall not Transfer any of the Acquired Shares prior to the 180th day following the Effective Date except for Transfers to one or more of Seller’s Affiliates provided that Seller shall be liable for any subsequent Transfers by such Affiliates in breach of this Section 4.3.

ARTICLE 5
RIGHT OF FIRST OFFER

Section 5.1                                    Right of First Offer.

(a)                                 If at any time Seller desires to Transfer to an unaffiliated third party or parties Acquired Shares (i) which would constitute more than ten percent (10%) of Parent’s then issued and outstanding Common Stock on a fully-diluted basis, and (ii) such proposed Transfer would be consummated pursuant to a private sale (other than through any broker dealer transactions) and not through a public offering of securities pursuant to a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, then prior to effecting such Transfer, Seller shall deliver a written notice (a “ROFO Notice”) to Parent specifying the number of Acquired Shares desired to be Transferred (the “ROFO Shares”) and a list of no more than five (5) third parties to whom Seller shall have the right, but not the obligation, to transfer all or a portion of the ROFO Shares in the event that Parent does not acquire such ROFO Shares pursuant to this Section 5.1 (the “Proposed Transferees”).

(b)                                 Within 7 days of receipt of the ROFO Notice (the “Offer Period”), Parent shall have the right, but not the obligation, to provide Seller an irrevocable written offer to purchase all, but not less than all, of the ROFO Shares, in cash (the “Offer Notice”) at such price per ROFO Share (the “ROFO Price”) as set forth in the Offer Notice and on a closing date as set forth in the Offer Notice but no later than 30 days following the date of delivery of the Offer Notice (the “ROFO Closing Date”).  If Parent delivers an Offer

Notice within the Offer Period, Seller shall have two Business Days, in its sole discretion, to accept or reject the Offer Notice, and a failure of Seller to respond within two Business Days following delivery of an Offer Notice shall be deemed to be a rejection.  If Seller accepts the offer set forth in the Offer Notice, then on the ROFO Closing Date, Parent shall remit to the Seller the cash consideration to be paid for the ROFO Shares being purchased from the Seller, at the ROFO Price and in immediately available funds, against delivery of certificates for the ROFO Shares, duly endorsed for Transfer.  The closing of the sale of the ROFO Shares shall occur at the offices of Parent or such other location as mutually agreed between Parent and Seller.

(c)                                  If Seller rejects (or is deemed to reject) the Offer Notice, then Seller shall have the right, but not the obligation, to Transfer any or all of the ROFO Shares to any of the Proposed Transferees at a price per ROFO Share that is at least 95% of the ROFO Price; provided, however, with respect to any ROFO Shares not Transferred by Seller to any of the Proposed Transferees within the 90 day period commencing at the end of the Offer Period, Seller shall not Transfer such ROFO Shares in the future without first complying with this Section 5.1, if applicable, to such future Transfers.

(d)                                 If Parent does not deliver an Offer Notice within the Offer Period, then (i) Parent shall forfeit its right to purchase the ROFO Shares and (ii) Seller shall have the right, but not the obligation, to Transfer any or all of the ROFO Shares to any Proposed Transferees at any price per ROFO Share; provided, however, with respect to any ROFO Shares not Transferred by Seller pursuant to this Section 5.1(d)(ii) within the 90 day period commencing at the end of the Offer Period, Seller shall not Transfer such ROFO Shares in the future without first complying with this Section 5.1, if applicable, to such future Transfers.

ARTICLE 6
MARKET ACTIVITIES BY THE SHAREHOLDERS

Section 6.1                                      Standstill Arrangement.  Seller irrevocably and unconditionally agrees that, from and after the Effective Date and for so long as (a) Seller has the right under the Purchase Agreement to designate a Board Designee to serve as a director on the Parent Board and (b) the Chairman, President and Chief Executive Officer as of the date of this Agreement (the “Current CPCEO”) continues to serve as at least one of the Chairman and/or the Chief Executive Officer of Parent, Seller shall not, in any manner, directly or indirectly, without the prior written consent of a majority of the Qualified Directors:

(a)                                  publicly initiate any offer to effect, seek or propose (with or without conditions), any merger, acquisition, consolidation, other business combination, restructuring, recapitalization, tender offer or exchange offer with or involving Parent or any of its Subsidiaries or all or substantially all of their respective securities or assets (each a “Prohibited Transaction”); provided, however, that nothing contained herein shall limit the ability of Seller (i) to file or amend its Schedule 13D regarding the Parent Common Stock as required by Law or to make other securities or tax filings as required by Law, (ii) to support any Prohibited Transaction initiated by any third party, (iii) to vote its Parent Common Stock with respect to any matter that does not relate to a

Prohibited Transaction, or (iv)  to vote, tender or exchange its Parent Common Stock in any Prohibited Transaction initiated, sought or proposed by any third party; or

(b)                                 engage, or in any way participate, directly or indirectly, in any “solicitation” (as such term is defined in Rule 14a-1(l) promulgated by the SEC under the Exchange Act) of proxies or consents (whether or not relating to the election or removal of directors), seek to advise, encourage or influence any Person with respect to the voting of any Parent securities (except in support of proposals approved by the Board of Directors), in each case, against the election of Parent’s directors;

provided, however, that if the Current CPCEO is terminated by the Board with the Seller’s Board Designees voting in favor of such termination, then the obligations of Seller under this Section 6.1 shall terminate on the date that is the twelve month anniversary of the date of such termination.

ARTICLE 7
GENERAL

Section 7.1                                      Notices.  Any notice to be given by any party to this Agreement shall be given in writing and may be effected by facsimile, personal delivery, overnight courier or e-mail (provided receipt of such email is evidenced by a reply email) addressed to Parent or Seller at the respective address, e-mail or facsimile number set forth in the Purchase Agreement.  The date of service for any notice sent in compliance with the requirements of this Section 7.1 shall be (i) the date such notice is personally delivered, (ii) one day after date of delivery to the overnight courier if sent by overnight courier or (iii) the next succeeding Business Day after transmission by e-mail or facsimile (if electronic confirmation of such transmission is received).  Any notice delivered by facsimile or email shall be followed by personal delivery or overnight courier pursuant to (i) or (ii) above.

Section 7.2                                      No Third Party Beneficiaries. Except as set forth in Section 4.2 of this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon the Person (other than the parties to this Agreement) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.3                                      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another state otherwise to govern this Agreement.

Section 7.4                                      Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

Section 7.5                                      Successors and Assigns.  This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Seller may not assign this Agreement or any of its rights or obligations hereunder except as expressly provided for herein.  Parent may not assign its rights or obligations under this Agreement except with the prior written consent of Seller, which consent may be given or withheld in Seller’s sole discretion.

Section 7.6                                      Interpretation.  Interpretation of this Agreement shall be governed by the following rules of construction: (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires, (ii) references to the terms article, section and schedule are references to the articles, sections and schedules to this Agreement unless otherwise specified, (iii) the word “including” and words of similar import shall mean “including without limitation,” (iv) the word “or” shall not be exclusive, (v) the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (vi) a reference to any Person includes such Person’s successors and permitted assigns, (vii) any reference to “days” means calendar days unless Business Days are expressly specified and (viii) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 7.7                                      Amendments; Waivers.  This Agreement may not be amended without the express written agreement signed by all of the Parties to this Agreement.  No provision of this Agreement may be waived without the express written agreement signed by the Party making such waiver.  The failure or delay of any Party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

Section 7.8                                      Entire Agreement.  This Agreement (together with the Purchase Agreement and the Transaction Documents) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

Section 7.9                                      Remedies Cumulative.  Any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a Party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 7.10                                Counterparts; Effectiveness.  This Agreement and any amendment hereto may be executed and delivered in two or more identical counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.  No Party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

Section 7.11                                Specific Performance.  The parties to this Agreement agree that irreparable damage would occur and that the parties to this Agreement would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without the necessity of posting bond or other security or showing actual damages, and this being in addition to any other remedy to which they are entitled at law or in equity.

Section 7.12                                Submission to Jurisdiction.  Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of (a) any Delaware State court and (b) the United States District Court for the District of Delaware, for the purposes of any litigation arising out of this Agreement or any transaction contemplated hereby.  Each of the Parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in (a) any Delaware State court or (b) the United States District Court for the District of Delaware, or that any such litigation brought in any such court has been brought in an inconvenient forum.

Section 7.13                                WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, CONTROVERSY OR OTHER LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.13.

[Remainder of Page Intentionally Left Blank.
Signature Pages Follow.]

IN WITNESS WHEREOF, each party hereto has caused this Closing Agreement to be duly executed as of the date first written above.

PARENT:

WALKER & DUNLOP, INC.

By:	/s/ William M. Walker
Name:	William M. Walker
Title:	Chairman, President and Chief Executive Officer

SELLER:

CW FINANCIAL SERVICES LLC

By:	/s/ Charles R. Spetka
Name:	Charles R. Spetka
Title:	Chief Executive Officer

COMPANY:

CWCAPITAL LLC

By:	/s/ Scott D. Spelfogel
Name:	Scott D. Spelfogel
Title:	Executive Vice President

EXHIBIT A

[WD individuals who are Vice Presidents and above as of the date of execution.]

EXHIBIT B

CW Financial Services LLC Restricted Employees

Attached